                                                                   Exhibit 12(a)


               The Seagram Company Ltd. and Subsidiary Companies
               Computation of Ratio of Earnings to Fixed Charges
                           (U.S. dollars in millions)


                                                  Nine Months Ended         Fiscal Year Ended
                                                      March 31,                  June 30,
                                                 -------------------      --------------------
                                                   2000        1999         1999         1998
                                                 -------     -------      -------      -------

Income (loss) from continuing operations,
   before tax                                    $   248     $  (504)     $  (579)     $ 1,611
Add (deduct):
   Dividends from equity companies                    77          75           92           56
   Fixed charges                                     601         442          656          406
   Interest capitalized, net of amortization        --            (1)        --             (2)
                                                 -------     -------      -------      -------
Earnings available for fixed charges             $   926     $    12      $   169      $ 2,071
                                                 =======     =======      =======      =======

Fixed charges:
   Interest expense                              $   553     $   393      $   592      $   357
   Portion of rent expense deemed to
     represent interest factor                        48          49           64           49
                                                 -------     -------      -------      -------
Fixed charges                                    $   601     $   442      $   656      $   406
                                                 =======     =======      =======      =======

Ratio of earnings to fixed charges                  1.54         (a)          (b)         5.10
                                                 =======     =======      =======      =======


(a) Fixed charges exceeded earnings by $430 million for the nine-month period ended March 31, 1999.
(b) Fixed charges exceeded earnings by $487 million for the year ended June 30, 1999.